UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VITACOST.COM, INC.

(Name of Registrant as Specified in its Charter)

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

GREAT HILL EQUITY PARTNERS IV, L.P.

CHRISTOPHER S. GAFFNEY

MICHAEL A. KUMIN

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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For Immediate Release:

Great Hill Partners Urges Vitacost.com Shareholders to

Put in Place New Directors

Boston, MA, May 25, 2010 – Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) today commenced formal mailing of definitive materials, including a WHITE consent card, to the stockholders of Vitacost.com, Inc. (Nasdaq: VITC) (“Vitacost” or the “Company”) urging shareholders to reconstitute the Vitacost board by electing Great Hill’s four nominees. Great Hill is Vitacost’s largest shareholder.

Great Hill said that it believes there has been significant erosion in stockholder value since the Company’s initial public offering, and that a primary reason for the Company’s poor performance is a Board comprised of directors with little, if any, public company or Internet, eCommerce or direct marketing experience. In this regard, Great Hill believes that its prior discussions with Vitacost’s Board have not been productive and that time is of the essence.

Great Hill believes that its nominees, Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel, have the experience necessary to help the Company grow and build value, possessing over 60 years of combined experience in the Internet, eCommerce and direct marketing industries and significant executive and board level public company experience. Great Hill is confident that the experience of its nominees would provide tremendous value in addressing the performance issues facing the Company.

To help effect a Vitacost turnaround, Great Hill is asking shareholders to consent to its three proposals:

•	Proposal 1: Amend Vitacost’s bylaws to allow stockholders to fill board vacancies

•	Proposal 2: Remove four current directors – Eran Ezra, Stewart L. Gitler, David N. Ilfeld and Lawrence A. Pabst

•	Proposal 3: Elect Great Hill’s four nominees

In order for its proposals to be approved, Great Hill will need to deliver to Vitacost valid consents for the proposals representing a majority of all outstanding shares as of the June 2, 2010 record date. Great Hill intends to deliver consents to Vitacost as promptly as practicable after the record date upon receipt of the requisite number of valid consents.

The full text of Great Hill’s letter to the stockholders of Vitacost follows:

May 25, 2010

Dear Fellow Stockholder:

Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) are soliciting written consents from the stockholders of Vitacost.com, Inc. (“Vitacost”) to reconstitute the Vitacost board by electing Great Hill’s four, highly qualified nominees. We are an investment firm managing over $2.7 billion in capital, focused on investing in growth companies operating in the media and Internet, consumer and business services, logistics, transaction processing and software industries. We currently own 19.7% of Vitacost’s outstanding common stock.

As major stockholders, we have commenced this consent solicitation because we believe that time is of the essence to stem the significant erosion in stockholder value that has occurred since Vitacost’s initial public offering. We believe that a primary reason for this poor performance is because Vitacost’s board is comprised of directors with little, if any, public company or Internet, eCommerce or direct marketing experience.

To Help Effect a Turnaround, We Are Asking You to Consent to Our Three Proposals

•	Proposal 1: Amend Vitacost’s bylaws to allow stockholders to fill board vacancies

•	Proposal 2: Remove four current directors – Eran Ezra, Stewart L. Gitler, David N. Ilfeld and Lawrence A. Pabst

•	Proposal 3: Elect Great Hill’s four nominees

We need your support to effect these changes. Please sign, date and return the enclosed WHITE consent card to cast your vote in favor of putting in place new directors at Vitacost.

We believe that our nominees, Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel, have the experience necessary to help Vitacost grow and build stockholder value. Together they possess over 60 years of combined experience in the Internet, eCommerce and direct marketing industries, as well as significant experience as directors and executives in numerous public and private companies. We are confident that our nominees would provide tremendous value in addressing the troubling performance issues facing Vitacost today, including manufacturing and logistical mistakes, turnover in key management positions, poor board-level governance, and two earnings misses in the past twelve months – all leading to serious stockholder value erosion.

Our Nominees will Seek to Enhance Management Oversight, Board Effectiveness and Corporate Governance at Vitacost in Order to Enhance Operational Performance and Stockholder Value

Consider the qualifications and experience of our four nominees:

•

Mr. Gaffney has over 20 years of experience as an investor in high growth companies, with a particular emphasis on the media, Internet, and consumer and business services sectors. Mr. Gaffney currently serves on the board of directors of LECG Corporation, a publicly-traded provider of professional services, and in the past has served on the boards of directors of numerous public and private companies, including BuscaPé.com, Inc., a leading eCommerce platform in Latin America (“BuscaPé.com”); and IGN Entertainment, Inc., a community-based Internet media and commerce company (“IGN”).

•

Mr. Jung has been involved with Internet and technology companies for over 20 years. He is the former Chief Executive Officer of IGN, a leading Internet and media services provider that was acquired by News Corporation. Until recently, he was the Chief

Executive Officer of VUDU, Inc., a provider of interactive TV services that was acquired by Wal-Mart Stores, Inc. He currently serves on the board of directors of 3PAR Inc., a publicly-traded provider of data storage systems, and previously served on the board of directors of Limelight Networks, Inc., a publicly-traded provider of high-performance content delivery network services.

•

Mr. Kumin has nearly 15 years of experience as an executive and investor in public and private companies, with a particular emphasis on companies in the media, Internet, and consumer and business services sectors. He currently serves on the board of directors of Spark Networks, Inc., a publicly-traded provider of subscription-based online personals, and in the past has served on the boards of directors of numerous private companies, including BuscaPé.com and IGN.

•

Mr. Stibel has been involved with Internet and eCommerce companies for over 14 years, including serving as a senior executive at several publicly-traded companies in the Internet space, such as Web.com Group, Inc. and United Online, Inc. He currently serves on the board of directors of Autobytel Inc., and previously served on the boards of directors of Web.com Group, Inc. and its predecessors, all of which were publicly-traded providers of website building tools, online marketing, lead generation, eCommerce and technology solutions.

Why Vitacost Needs Better Strategic Oversight by a Highly Qualified Board

Vitacost has over-promised and under-delivered:

•	Communicated a “growth strategy” prior to its IPO and then subsequently issued revenue guidance for Q4 2009 that implied flat quarter-over-quarter growth

•	Raised outlook for Q1 2010 and then dramatically reduced outlook only 2 months later

Vitacost has underperformed since going public:

•	Manufacturing problem in Q1 2010 during Vitacost’s seasonally strongest quarter and only months after the IPO

•	Inability to manage shipping logistics/costs (split-shipping items to customers)

•	Significantly higher incidences of back-order volume versus historical norms

•	Mix shift away from high-margin proprietary products to third-party branded products

There has been high turnover and underperformance in mission critical functions:

•

Eigerwand Bjornstad, Vice President of Manufacturing, resigned in December 2009; Vitacost announced the hiring of John Young as Director of Manufacturing on January 5, 2010, only to terminate his employment shortly thereafter

•	No replacement for this key manufacturing position has been found to date; Vitacost’s CEO, who has no manufacturing experience, is now directly responsible for its vital manufacturing operations

Board-level governance to date has been poor:

•

Current board of directors lacks any relevant prior public company director experience and, other than at Vitacost, has no direct experience operating Internet, eCommerce or direct marketing businesses

•	Board approved the adoption of a poison pill on March 24, 2010 without seeking stockholder approval and will not submit the poison pill for stockholder approval until 2012 at the earliest, if at all

This is a critical year for Vitacost. It is in the middle of a plan to expand and further automate distribution, expand SKUs significantly, and bring more proprietary production in-house. Vitacost needs an experienced board of directors capable of helping management execute on its strategic and operational plans.

Great Hill’s Nominees Have a Sound Approach to Overseeing Value Creation

Our nominees will help ensure that Vitacost’s growth and expansion plans are effectively implemented by management

•	Further automate distribution centers

•	Expand SKU count

•	Manufacture a higher proportion of products in-house

•	Integrate ERP system with existing software infrastructure

•	Identify new key leadership to manage the critical manufacturing function

•	Maintain existing customer relationships and optimize new customer acquisition through targeted direct marketing campaigns

Leveraging their expertise, our nominees will provide management with appropriate Board-level input

•	Highly relevant experience operating, managing and advising private and publicly-traded eCommerce, direct marketing, search advertising, online advertising and branded consumer retail businesses

•

Strong track records of building strategic assets through organic initiatives and accretive acquisitions, driving improved operating performance, both in terms of revenue growth and profitability, and ultimately creating substantial stockholder value

Our nominees will redeem Vitacost’s poison pill

•	Poison pills prevent long-term, growth oriented investors from purchasing additional shares and thereby supporting the stock price

Great Hill Is Not Seeking to Acquire Vitacost

We are subject to Delaware’s “interested stockholder” statute (DGCL Section 203). This means that until March 23, 2013, we cannot acquire Vitacost without the approval of its board and two-thirds of the outstanding stock which is not owned by Great Hill. These provisions are non-waivable and we have no ability to change these restrictions.

Vitacost Can Be Righted – The Time to Act is Now

We believe that our nominees’ sound and clear approach to overseeing value creation would be instrumental in putting Vitacost back on a strong growth track. This is a critical year for Vitacost, which needs an experienced board of directors capable of helping management execute on its strategic and operational plans.

We urge you to protect the value of your investment by supporting these needed changes. Please sign, date and return the enclosed WHITE consent card to cast your vote in favor of putting in place new directors at Vitacost. You must sign and date the WHITE consent card in order for it to be valid.

On behalf of Great Hill,

Christopher S. Gaffney	Michael A. Kumin

For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting Great Hill in the solicitation of consents:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, Great Hill’s plans to distribute a definitive consent statement, Great Hill’s plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Great Hill undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Great Hill Partners

Great Hill Partners is an investment firm that manages over $2.7 billion in capital and focuses on investing in growth companies operating in the business and consumer services, media, transaction processing and software industries. Great Hill Equity Partners IV, L.P. and its affiliates target equity investments of $50 million to $150 million. For more information, please visit the Great Hill Partners web site at www.greathillpartners.com.

# # #

Great Hill Media Contact:

David Lilly and Roanne Kulakoff

Kekst and Company

212-521-4800

Great Hill Solicitor:

Mackenzie Partners, Inc.

212-929-5500

800-322-2885